Exhibit 31.1

CERTIFICATION

I, David J. Mazzo,PhD, certify that:

1.  I have reviewed this Amendment No. 1 to Quarterly Report on Form 10-Q/A of Caladrius Biosciences, Inc.; and

2.  Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Date: May 6, 2016

/s/ David J. Mazzo, PhD
Name: David J. Mazzo, PhD
Title: Chief Executive Officer of Caladrius Biosciences, Inc.

A signed original of this written statement required by Section 302 has been provided to Caladrius Biosciences, Inc. and will be retained by Caladrius Biosciences, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.